Exhibit 99.1

Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, FL 33179
Company Contact (305-947-1664):
Howard Sipzner, EVP and CFO
hsipzner@equityone.net

Equity One Names Jeffrey Olson as Chief Executive Officer and President
Chaim Katzman to Remain as Chairman of the Board
NORTH MIAMI BEACH, FL — August 7, 2006 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of major shopping centers in high growth markets in the southern and northeastern United States, announced today that Jeffrey Olson will join Equity One on January 1, 2007, and will serve as its next Chief Executive Officer and President. Chaim Katzman, the current CEO, will continue as Chairman of the Board.
Olson, 38, currently serves as President of the Eastern and Western shopping center regions of Kimco Realty Corporation (NYSE:KIM), one of the nation’s largest shopping center development and management companies. He will assume the positions of Chief Executive Officer and President of Equity One in April 2007. He will also become a member of Equity One’s Board of Directors at that time.
Doron Valero, a Director and Equity One’s current President and Chief Operating Officer, has given notice that he does not intend to renew his employment agreement with the company but will stay on through year-end to facilitate the transition.
“The REIT industry is rapidly changing and we are committed to being on the leading edge,” said Chaim Katzman. “Doron Valero was instrumental in helping take this company from a small Florida-based operator to a respected, significant regional industry player and, at the same time, acquiring and integrating the operations of several major companies, including Centrefund (U.S.) Realty Corporation, United Investors Realty Trust and, most significantly, IRT Property Company.”
“Our new management realignment and structure will allow us to continue to build on our record of solid growth, and will make us an even stronger company in the years to come,” added Katzman. “I have known Jeff Olson for almost 10 years and have watched him excel in his professional career. He is a gifted and natural leader. I look forward to what our company can achieve under his leadership.”
“I have had a great 13 years at Equity One, I am proud of our many accomplishments and I have complete faith that the company will continue to grow and maintain its leading position in the industry,” said Doron Valero, “but it is now time for me to pursue other business interests.”
Speaking on behalf of Equity One’s Board of Directors, Lead Director Neil Flanzraich said, “The Board is confident that Jeff will do an excellent job leading the company. We applaud Doron for his dedication and energy over the years, which produced tremendous results for Equity One. With Chaim remaining as chairman, we believe we have struck the perfect balance of new senior leadership and continuity. Equity One is a very successful company and bringing Jeff Olson into the picture will further enhance our growth and opportunities.”
Since joining Kimco in 2002, Olson has directed the asset management, leasing, property management, redevelopment and construction activities for a 500-property shopping center portfolio totaling approximately 54 million square feet. He also led Kimco’s West Coast acquisition program growing the region from $700 million to $7 billion during his tenure. From 2000 to 2002, he served as Senior Vice President, Co-Head of Real Estate Research for UBS Warburg, and from 1996 to 2000, he served as Vice President, Head of Real Estate Research for CIBC World Markets and Vice President of Salomon Smith Barney.
Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant.
About Equity One, Inc.
Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains. Equity One owns or has interests in 198 properties (including 29 in one unconsolidated joint venture) totaling 20.4 million square feet and encompassing 128 supermarket-anchored shopping centers, four drug store-anchored shopping centers, 54 retail-anchored shopping centers, 5 development parcels and seven other non-retail properties. For additional information, please visit our web site at http://www.equityone.net.
Forward Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.